Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-260850, Registration Statement No. 333-252281, and Registration Statement No. 333-233447 on Form S-3 and Registration Statement No. 333-266415, Registration Statement No. 333-257049, and Registration Statement No. 333-238823 on Form S-8, of our report dated October 31, 2022, (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the consolidated financial statements of OncoSec Medical Incorporated as of July 31, 2022 and 2021, and for each of the years in the two year period ended July 31, 2022, included in this Annual Report on Form 10-K for the year ended July 31, 2022.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

October 31, 2022